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                                                                    EXHIBIT 99.2

                           KANA STOCK OPTION AGREEMENT


         THIS KANA STOCK OPTION AGREEMENT (this "Agreement") is made and entered into as of February 6, 2000, between Silknet Software Inc., a Delaware corporation ("Silknet"), and Kana Communications, Inc., a Delaware corporation (the "Company"). Capitalized terms used but not otherwise defined herein have the meanings ascribed to them in the Merger Agreement (as defined below).

                                    RECITALS

         A. Concurrently with the execution and delivery of this Agreement, the Company, Merger Sub (as defined below) and Silknet are entering into an Agreement and Plan of Merger (the "Merger Agreement") that provides for the merger of a wholly-owned subsidiary of the Company ("Merger Sub") with and into Silknet (the "Merger"). Pursuant to the Merger, each share of common stock, par value $0.01 per share, of Silknet will be converted into the right to receive common stock, par value $0.001 per share, of the Company, upon the terms and subject to the conditions set forth in the Merger Agreement.

         B. As a condition to Silknet's willingness to enter into the Merger Agreement, Silknet has required that the Company agree, and the Company has so agreed, to grant to Silknet an option to acquire shares of common stock, par value $0.001 per share ("Company Shares"), upon the terms and subject to the conditions set forth herein.

         NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements set forth herein and in the Merger Agreement and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

         1. Grant of Option.

         The Company hereby grants to Silknet an irrevocable option (the "Option") to purchase from the Company up to the number of fully paid and nonassessable Company Shares equal to nine and nine-tenths percent (9.9%) of the Company Shares issued and outstanding at the time of exercise of the Option (the "Option Shares"), in the manner set forth below by paying cash to the Company at a price of two hundred fifty-eight dollars and eight-eight cents ($258.88) per Company Share (the "Exercise Price").

         2. Exercise of Option.

                (a) The Option may be exercised by Silknet, in whole or in part, at any time or from time to time on or after the occurrence of an Exercise Event. The Company shall notify Silknet promptly in writing of the occurrence of any Exercise Event, it being understood that the giving of such notice by the Company shall not be a condition to the right of Silknet to exercise the option. For all purposes of this Agreement, an "Exercise Event" shall mean the occurrence of any of (i) a Triggering Event (as defined below), (ii) the public announcement of an Acquisition Proposal (as defined below), or (iii) the commencement of a solicitation within the meaning of Rule 14a-1(1) by

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any person or entity seeking control of the Company's Board of Directors in opposition to the Merger. If Silknet wishes to exercise the Option, Silknet will deliver to the Company a written notice (each an "Exercise Notice") specifying the total number of Option Shares it wishes to acquire. Each closing of a purchase of Option Shares (a "Closing") will occur on a date and at a time prior to the termination of the Option designated by Silknet in an Exercise Notice delivered at least two (2) business days prior to the date of such Closing, which Closing will be held at the principal offices of the Company.

                  (i) For purposes of this Agreement, "Acquisition Proposal" shall mean any offer or proposal (other than by Silknet) for a transaction or series of related transactions involving: (A) any purchase from the Company or acquisition by any person or "group" (as defined in Section 13(d) of the Exchange Act and the rules and regulations thereunder) of a majority of the total outstanding voting securities of the Company or any of its subsidiaries or any tender offer or exchange offer that if consummated would result in any person or group beneficially owning a majority of the total outstanding voting securities of the Company or any merger, consolidation, business combination or similar transaction involving the Company; (B) any sale, lease (other than in the ordinary course of business), exchange, transfer, license (other than in the ordinary course of business), acquisition or disposition of a majority of the assets of the Company; or (C) any liquidation or dissolution of the Company.

                  (ii) For purposes of this Agreement, a "Triggering Event" shall be deemed to have occurred if: (i) the Board of Directors of the Company or any committee thereof shall for any reason have withdrawn or shall have amended or modified in a manner adverse to Silknet its recommendation in favor of the approval of the issuance of Company Common Stock pursuant to the Merger Agreement; (ii) the Company shall have failed to include in the Joint Proxy Statement/Prospectus the recommendation of the Board of Directors of the Company in favor of the issuance of Company Common Stock pursuant to the Merger Agreement; (iii) the Board of Directors of the Company shall have failed to reaffirm its recommendation in favor of the issuance of Company Common Stock pursuant to the Merger Agreement within ten (10) business days after Silknet requests in writing that such recommendation be reaffirmed at any time following the making, announcement or submission of a Kana Takeover Proposal (as such term is defined in the Merger Agreement); or (iv) a tender or exchange offer for a majority of the outstanding voting securities of the Company shall have been commenced by a person unaffiliated with the Company and the Company shall not have sent to its security holders pursuant to Rule 14e-2 promulgated under the Securities Act, within ten (10) business days after such tender or exchange offer is first published sent or given, a statement disclosing that the Company recommends rejection of such tender or exchange offer.

         (b) The Option and this Agreement will terminate upon the earliest of
(i) the Effective Time, (ii) termination of the Merger Agreement pursuant to
Section 8.01(a) thereof, (iii) termination of the Merger Agreement pursuant to
Section 8.01(e)(i) or 8.01(f)(i) thereof or otherwise under circumstances which cannot give rise to a termination fee under Section 8.03(c) of the Merger Agreement if prior thereto no Exercise Event shall have occurred or (iv) twelve
(12) months following the termination of the Merger Agreement under any other circumstances; provided, however, that if the Option cannot be exercised by reason of any applicable judgment, decree, order, law or regulation (including, without limitation, if the waiting period related to the issuance of the Option Shares under the HSR Act shall not have expired or been terminated), then


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the Option will not terminate until the forty fifth (45th) business day after such impediment to exercise will have been removed or will have become final and not subject to appeal. In addition, the period for the exercise of the Option shall be extended to the extent necessary to avoid liability under Section 16(b) of the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Securities and Exchange Commission thereunder, by reason of such exercise.

         3. Conditions to Closing.

         The obligation of the Company to issue Option Shares to Silknet hereunder is subject to the conditions that (A) any waiting period under the HSR Act applicable to the issuance of the Option Shares hereunder shall have expired or been terminated; (B) all material consents, approvals, orders or authorizations of, or registrations, declarations or filings with, any United States Federal, state or local administrative agency or commission or other United States Federal state or local governmental authority or instrumentality, if any, required in connection with the issuance of the Option Shares hereunder shall have been obtained or made, as the case may be; and (C) no preliminary or permanent injunction or other order by any court of competent jurisdiction or other Governmental Entity in the United States prohibiting or otherwise restraining such issuance shall be in effect. It is understood and agreed that at any time during which the Option is exercisable, the parties will use their respective best efforts to satisfy all conditions to Closing, so that a Closing may take place as promptly as practicable.

         4. Closing.

         At any Closing, (A) the Company will deliver to Silknet a single certificate in definitive form representing the number of Company Shares designated by Silknet in its Exercise Notice, such certificate to be registered in the name of Silknet and to bear the restrictive legend set forth in Section 9 hereof, against delivery of (B) payment by Silknet to the Company of the aggregate purchase price for the Company Shares so designated and being purchased by wire transfer of immediately available funds to an account designated by the Company, provided that failure or refusal of the Company to designate such an account shall not preclude Silknet from exercising the Option. Upon delivery of an Exercise Notice and the tender of the aggregate purchase price in immediately available funds, Silknet shall be deemed to be the holder of record of the Option Shares issuable upon such exercise, notwithstanding that the stock transfer books of the Company shall then be closed or that certificates representing such Company Shares shall not be actually delivered to Silknet.

         5. Representations and Warranties of the Company.

         The Company represents and warrants to Silknet that (A) the Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has the corporate power and authority to enter into this Agreement and to carry out its obligations hereunder; (B) the execution and delivery of this Agreement by the Company and consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or any of the transactions contemplated hereby; (C) this Agreement has been duly executed and delivered by the Company and constitutes a legal, valid and binding obligation of the Company enforceable against the


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Company in accordance with its terms; (D) the Company has taken all necessary corporate and other action to authorize and reserve for issuance and to permit it to issue upon exercise of the Option, and at all times from the date hereof until the termination of the Option will have reserved for issuance, a sufficient number of unissued Company Shares for Silknet to exercise the Option in full and will take all necessary corporate or other action to authorize and reserve for issuance all additional Company Shares or other securities which may be issuable pursuant to Section 8(a) upon exercise of the Option, all of which, upon their issuance and delivery in accordance with the terms of this Agreement, will be validly issued, fully paid and nonassessable; (E) upon delivery of the Company Shares and any other securities to Silknet upon exercise of the Option, Silknet will acquire such Company Shares or other securities free and clear of all material claims, liens, charges, encumbrances and security interests of any kind or nature whatsoever; (F) the execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company will not, (i) conflict with or violate the Certificate of Incorporation or Bylaws of the Company, (ii) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to the Company or by which its properties is bound or affected or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair the Company's rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the properties or assets of the Company pursuant to, any material note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company is a party or by which the Company or its properties are bound or affected, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences that could not, individually and in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company; and (G) the execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company will not, require any consent, approval, authorization or permit of, or filing with, or notification to, any Governmental Entity except as disclosed in the Merger Agreement and the disclosure schedule of the Company thereto.

         6. Certain Rights.

                (a) Silknet Put. At the request of and upon notice by Silknet (the "Put Notice"), at any time during the period during which the Option is exercisable pursuant to Section 2 (the "Purchase Period"), the Company (or any successor entity thereof) shall be obligated to purchase from Silknet all or any portion of the Option, to the extent not previously exercised, at the price set forth in subparagraph (i) below (as limited by subparagraph (iii) below), and all or any portion of the Option Shares, if any, acquired by Silknet pursuant thereto, at the price set forth in subparagraph (ii) below (as limited by subparagraph (iii) below):

                  (i) The difference between the Market/Tender Offer Price (as defined below) for the Company Shares as of the date Silknet gives notice of its intent to exercise its rights under this Section 6(a) and the Exercise Price, multiplied by the number of Company Shares purchasable pursuant to the Option (or portion thereof with respect to which Silknet is exercising its rights under this Section 6), but only if the Market/Tender Offer Price is greater than the Exercise Price. "Market/Tender Offer Price" shall mean the highest of (A) the highest price per share offered pursuant to any Kana Takeover Proposal which was made prior to such date and has not terminated or been withdrawn as of such date and (B) the highest closing sale price of Company Shares as


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reported on the Nasdaq National Market during the six (6) months ending on the trading day immediately preceding such date. For purposes of determining the highest price offered pursuant to any Kana Takeover Proposal which involves consideration other than cash, the value of such consideration will be equal to the higher of (x) if securities of the same class of the proponent of such Kana Takeover Proposal as such consideration are traded on any national securities exchange or by any registered securities association, a value based on the closing sale price or closing asked price for such securities on their principal trading market on such date and (y) the value ascribed to such consideration by the proponent of such Kana Takeover Proposal, or if no such value is ascribed, a value determined in good faith by the Board of Directors of the Company.

                  (ii) The Exercise Price paid by Silknet for Company Shares acquired pursuant to the Option plus the difference between the Market/Tender Offer Price and such Exercise Price (but only if the Market/Tender Offer Price is greater than the Exercise Price) multiplied by the number of Company Shares so purchased (provided that Silknet then has beneficial ownership of such Company Shares).

                  (iii) The foregoing shall be subject to the limitations on Total Profit set forth in Section 10.

         (b) Payment and Redelivery of Option or Shares. If Silknet exercises its rights under Section 6(a), the Company will, within five (5) business days after Silknet delivers a Put Notice pursuant to Section 6(a), pay the required amount to Silknet in immediately available funds and Silknet will surrender to the Company the certificates evidencing the Company Shares and the portion of the Option purchased by Silknet pursuant thereto.

         7. Reserved.

         8. Adjustment Upon Changes in Capitalization; Rights Plans.

                (a) In the event of any change in the Company Shares by reason of stock dividends, stock splits, reclassifications, reverse stock splits, mergers (other than the Merger), recapitalizations, combinations, exchanges of shares and the like, the type and number of shares or securities subject to the Option and the Exercise Price will be adjusted appropriately, and proper provision will be made in the agreements governing such transaction so that Silknet will receive, upon exercise of the Option, the number and class of shares or other securities or property that Silknet would have received in respect of the Company Shares if the Option had been exercised immediately prior to such event or the record date therefor, as applicable.

                (b) At any time during which the Option is exercisable, and at any time after the Option is exercised (in whole or in part, if at all), the Company will not amend (nor permit the amendment of) any current stockholder rights plan of the Company or its subsidiaries nor adopt (nor permit the adoption of) a new stockholders rights plan that contains provisions for the distribution or exercise of rights thereunder as a result of Silknet or any affiliate being the beneficial owner of shares of the Company by virtue of the Option being exercisable or having been exercised (or as a result of beneficially owning shares issuable in respect of any Option Shares).


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         9. Restrictive Legends.

         Each certificate representing Option Shares issued to Silknet hereunder will include a legend in substantially the following form:

         THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY BE REOFFERED OR SOLD ONLY IF SO REGISTERED OR IF AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE. SUCH SECURITIES ARE ALSO SUBJECT TO ADDITIONAL RESTRICTIONS ON TRANSFER AS SET FORTH IN THE STOCK OPTION AGREEMENT DATED AS OF FEBRUARY 6, 2000, A COPY OF WHICH MAY BE OBTAINED FROM THE ISSUER.

         It is understood and agreed that (i) the reference to restrictions arising under the Securities Act in the above legend will be removed by delivery of substitute certificate(s) without such reference if such Option Shares have been registered pursuant to the Securities Act, such Option Shares have been sold in reliance on and in accordance with Rule 144 under the Securities Act or Silknet has delivered to the Company a copy of a letter from the staff of the SEC, or an opinion of counsel in form and substance reasonably satisfactory to the Company, to the effect that such legend is not required for purposes of the Securities Act and (ii) the reference to restrictions pursuant to this Agreement in the above legend will be removed by delivery of substitute certificate(s) without such reference if the Option Shares evidenced by certificate(s) containing such reference have been sold or transferred in compliance with the provisions of this Agreement under circumstances that do not require the retention of such reference.

         10. Total Profit.

                (a) Notwithstanding any other provision of this Agreement, in no event shall Net Company Payments (as hereinafter defined) exceed one hundred forty-eight million three hundred thousand dollars ($148,300,000) and in no event shall Total Silknet Profits (as hereinafter defined) exceed one hundred eight-eight million three hundred thousand dollars ($188,300,000), and if Net Company Payments or Total Silknet Profits otherwise would exceed such amounts, Silknet, at its sole election, shall either (i) reduce the number of Company Shares subject to this Option, (ii) deliver to the Company for cancellation Option Shares previously purchased by Silknet (or other securities into which such Option Shares are converted or exchanged), (iii) pay cash to the Company or
(iv) any combination thereof, so that Silknet's actually realized Net Company Payments and Total Silknet Profit shall not exceed such amounts after taking into account the foregoing actions.

                (b) As used herein, (i) the term "Net Company Payments" means the aggregate amount (without duplication) of (A) the net cash amounts received by Silknet from the Company pursuant to the Company's repurchase of the Option or Option Shares pursuant to Section 6(a), less (in the case of the Option Shares) Silknet's purchase price for such Option Shares, and (ii) the aggregate amount actually received by Silknet from the Company (exclusive of attorneys' fees and interest) pursuant to Section 8.03 of the Merger Agreement; and (ii) the term "Total Silknet Profit" means the aggregate amount (without duplication) of (A) the net cash amounts received by Silknet pursuant to the Company's repurchase of the Option or Option Shares pursuant to Section 6(a), less


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(in the case of the Option Shares) Silknet's purchase price for such Option
Shares, (B) the aggregate amount actually received by Silknet pursuant to
Section 8.03 of the Merger Agreement, and (C) the net cash amounts received by Silknet pursuant to the sale of Option Shares (or securities into which such shares are converted or exchanged) to any other unaffiliated third party, less Silknet's purchase price for such Option Shares.

         11. Listing and HSR Filing.

         The Company, upon the request of Silknet, will promptly file an application to list the Company Shares to be acquired upon exercise of the Option for quotation on the Nasdaq National Market and will use its best efforts to obtain approval of such listing as soon as practicable. Promptly after the date hereof, each of the parties hereto will promptly file with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice all required premerger notification and report forms and other documents and exhibits required to be filed under the HSR Act to permit the acquisition of the Company Shares subject to the Option at the earliest possible date.

         12. Miscellaneous.

                (a) Binding Effect. This Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Nothing contained in this Agreement, express or implied, is intended to confer upon any person other than the parties hereto and their respective successors and permitted assigns any rights or remedies of any nature whatsoever by reason of this Agreement. Except as expressly provided for in this Agreement, neither this Agreement nor the rights or the obligations of either party hereto are assignable, except by operation of law or with the written consent of the other party.

                (b) Specific Performance. The parties hereto recognize and agree that if for any reason any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached, immediate and irreparable harm or injury would be caused for which money damages would not be an adequate remedy. Accordingly, each party hereto agrees that in addition to other remedies available, the other party hereto will be entitled to an injunction restraining any violation or threatened violation of the provisions of this Agreement or the right to enforce any of the covenants or agreements set forth herein by specific performance. If any action will be brought in equity to enforce the provisions of this Agreement, neither party hereto will allege, and each party hereto hereby waives the defense, that there is an adequate remedy at law.

                (c) Entire Agreement. This Agreement and the Merger Agreement (including the exhibits thereto) constitute the entire agreement between the parties hereto with respect to the subject matter hereof and supersede all other prior agreements and understandings, both written and oral, between the parties hereto with respect to the subject matter hereof, it being understood that the Confidentiality Agreement shall continue in full force and effect until the Closing under the Merger Agreement and shall survive any terminations thereof or hereof.

                (d) Further Assurances. Each party hereto will execute and deliver all such further documents and instruments and take all such further action as may be necessary in order to consummate the transactions contemplated hereby.


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                (e) Validity. The invalidity or unenforceability of any
provision of this Agreement will not affect the validity or enforceability of the other provisions of this Agreement, which will remain in full force and effect. In the event any Governmental Entity of competent jurisdiction holds any provision of this Agreement to be null, void or unenforceable, the parties hereto will negotiate in good faith and will execute and deliver an amendment to this Agreement in order, as nearly as possible, to effectuate, to the extent permitted by law, the intent of the parties hereto with respect to such provision.

                (f) Notices. All notices and other communications hereunder will be in writing and will be deemed given if delivered personally or by commercial delivery service, or sent via telecopy (receipt confirmed) to the parties at the following addresses or telecopy numbers (or at such other address or telecopy numbers for a party as will be specified by like notice):

         if to Silknet, to:

                  Silknet Software Inc.
                  50 Phillipe Cote Street
                  Manchester, NE  03101
                  Attention: Chief Executive Officer
                  Facsimile: (603) 6250428

         and with a copy to:

                  Testa, Hurwitz & Thibeault, LLP
                  Oliver Street Tower
                  125 High Street
                  Boston, MA  02110
                  Attention: John Hession, Esq.
                  Telephone: (617) 248-7000
                  Facsimile:  (617) 248-7100


         if to the Company, to:

                  Kana Communications, Inc.
                  740 Bay Road
                  Redwood City, CA  94063
                  Attention: Chief Executive Officer
                  Telephone: (650) 298-9282
                  Facsimile:  (650) 474-8501

         with a copy to:

                  Brobeck, Phleger & Harrison LLP
                  Two Embarcadero Road
                  2200 Geng Road
                  Palo Alto, CA  94303


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                  Attention:  Warren T. Lazarow, Esq.
                              David A. Makarechian, Esq.
                  Telephone:  (650) 424-0160
                  Facsimile:  (650) 496-2885


                (g) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof.

                (h) Expenses. Except as otherwise expressly provided herein or in the Merger Agreement, all costs and expenses incurred in connection with the transactions contemplated by this Agreement will be paid by the party incurring such expenses.

                (i) Amendments; Waiver. This Agreement may be amended by the parties hereto and the terms and conditions hereof may be waived only by an instrument in writing signed on behalf of each of the parties hereto, or, in the case of a waiver, by an instrument signed on behalf of the party waiving compliance.

                (j) Assignment. Neither of the parties hereto may sell, transfer, assign or otherwise dispose of any of its rights or obligations under this Agreement or the Option created hereunder to any other person, without the express prior written consent of the other party, except that the rights and obligations hereunder will inure to the benefit of and be binding upon any successor of a party hereto.

                (k) Counterparts. This Agreement may be executed in counterparts, each of which will be deemed to be an original, but both of which, taken together, will constitute one and the same instrument.

                (l) Descriptive Headings. The section headings are for convenience only and shall not affect the construction or interpretation of this Agreement.


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         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective duly authorized officers as of the date first above written.


                                      KANA COMMUNICATIONS, INC.

                                        /s/ Michael J. McCloskey
                                      ________________________________________
                                      Name: Michael J. McCloskey
                                      Title: Chief Executive Officer


                                      SILKNET SOFTWARE, INC.

                                        /s/ James C. Wood
                                      ________________________________________
                                      Name: James C. Wood
                                      Title: Chairman of the Board,
                                             President and Chief
                                             Executive Officer


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